Exhibit 3.5

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

Mode Mobile, Inc.

WARRANT TO PURCHASE SHARES

THIS IS TO CERTIFY that, for value received, [_______] (the “Holder”) is entitled to purchase, subject to the terms and conditions hereinafter set forth, [_______] shares of Class AAA common stock, par value $0.001 per share (as further detailed in Section 4 of this Warrant, the “Common Stock”), of Mode Mobile, Inc., a Delaware corporation (the “Company”), and to receive certificates for the Common Stock so purchased. The exercise price of this Warrant (the “Exercise Price”) is [_______] per share, subject to adjustment as provided in this Warrant.

1.	Exercise Period. This Warrant may be exercised by the Holder during the period beginning on the Issuance Date and ending at 5:00 pm (Central time) ten (10) years thereafter (the “Exercise Period”). This Warrant will terminate automatically and immediately upon the expiration of the Exercise Period.

2.	Exercise of Warrant.

(a)	This Warrant may be exercised by the Holder (in whole or in part, in its entirety or in such increments, at any time and from time to time, as in each case the Holder may in its sole discretion elect) throughout the Exercise Period. Each such exercise shall be accomplished by the Holder’s (i) tender to the Company of an amount equal to the Exercise Price multiplied by the number of underlying shares of Common Stock then being purchased (the “Purchase Price”), by wire transfer of immediately available funds in accordance with wiring coordinates provided to the Holder by the Company, or by certified or bank cashier’s check payable to the order of the Company, and (ii) surrender to the Company of this Warrant, together with an executed subscription agreement in substantially the form attached hereto as Exhibit A (the “Subscription”). The Holder’s right to exercise this Warrant is subject to its compliance with any applicable laws and rules, including Section 5 of the Securities Act of 1933.

(b)	Upon receipt of the Purchase Price in respect of any exercise by the Holder of this Warrant, the Company shall promptly deliver to the Holder a certificate or certificates representing the shares of Common Stock then purchased, registered in the name of the Holder (or its transferee, if any, as permitted under Section 3 below). With respect to each exercise of this Warrant, if any, the Holder (or its transferee, if any, as the case may be) shall for all purposes be deemed to have become the holder of record of the number of shares of Common Stock purchased hereunder on the date a properly executed Subscription and payment of the Purchase Price are received by the Company (each, an “Exercise Date”), irrespective of the date of delivery to the Holder of the certificate(s) evidencing such shares. Fractional shares of Common Stock shall not be issued upon any exercise of this Warrant; provided that in lieu of any fractional shares that would have been issued but for the immediately preceding clause, the Holder shall be entitled to receive cash equal to the current market price of such fraction of a share of Common Stock on the trading day immediately preceding the respective Exercise Date. In the event this Warrant is ever exercised in part, the Company shall promptly (and in all events within two (2) trading days of the respective Exercise Date) issue a New Warrant (as defined below) to the Holder covering the aggregate number of shares of Common Stock as to which this Warrant remains exercisable. The Company acknowledges and agrees that this Warrant was issued on the Issuance Date.

3. Recording, Transferability, Exchange, and Obligations to Issue Common Stock.

(a)	Registration of Warrant. The Company shall register this Warrant, in a register to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the Holder (or its transferee, if any, as the case may be). The Company may deem and treat the registered holder from time to time of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to such holder, and for all other purposes, absent actual notice to the contrary from the Holder and any such transferee.

(b)	Registration of Transfers. The Company shall register the transfer of any portion of this Warrant in the Warrant Register, upon surrender of this Warrant, with the Form of Assignment attached hereto as Exhibit B duly completed and signed, to the Company at its address specified herein. Upon any such registration of transfer, a New Warrant to purchase Common Stock, in substantially the form of this Warrant (each, a “New Warrant”), evidencing the portion of this Warrant so transferred shall be issued to such transferee, and a New Warrant evidencing the remaining portion of this Warrant, if any, not so transferred shall be issued to the Holder. The acceptance of the New Warrant by such transferee shall be deemed the acceptance by such transferee of all of the rights and obligations of a holder of a Warrant.

(c)	Exchange of Warrant. This Warrant is exchangeable upon its surrender by the Holder to the Company for New Warrants of like tenor and date representing in the aggregate the right to purchase the number of shares of Common Stock purchasable hereunder, each of such New Warrants to represent the right to purchase such number of shares of Common Stock as may be designated by the Holder at the time of such surrender (not to exceed the aggregate number of such shares underlying this Warrant).

(d)	Absolute Nature of Company’s Obligations. The Company’s obligations to issue and deliver Common Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Common Stock. Nothing herein shall limit the Holder’s right to pursue any other remedies available to him hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock upon exercise of this Warrant as required pursuant to the terms hereof.

4. Adjustments to Exercise Price and Number of Shares Subject to Warrant. The Exercise Price and the number of shares of Common Stock purchasable upon the exercise of this Warrant are subject to adjustment from time to time upon the occurrence of any of the events specified in this Section 4. For the purpose of this Section 4, “Common Stock” means shares now or hereafter authorized of any class of common stock of the Company, however designated, that has the right to participate in any distribution of the assets or earnings of the Company without limit as to per-share amount (excluding, and subject to any prior rights of, any class or series of preferred stock of the Company).

(a)	In case the Company shall (i) pay a dividend or make a distribution in shares of Common Stock to holders of shares of Common Stock, (ii) subdivide (“split”) its outstanding shares of Common Stock into a greater number of shares, (iii) combine (“reverse split”) its outstanding shares of Common Stock into a smaller number of shares, or (iv) issue by reclassification of its shares of Common Stock other securities of the Company, then the Exercise Price in effect at the time of the record date for such dividend or on the effective date of such subdivision, combination or reclassification, as the case may be, and/or the number and kind of securities issuable on such date, shall be proportionately adjusted so that the Holder of this Warrant thereafter exercised shall be entitled to receive the aggregate number and kind of shares of Common Stock (or such other securities other than Common Stock) of the Company, at the same aggregate Exercise Price, that, if this Warrant had been exercised immediately prior to such date, the Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, distribution, subdivision, combination or reclassification. Such adjustment shall be made successively whenever, and each time, any event listed above shall occur.

(b)	In case the Company shall fix a record date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the surviving corporation) of cash, evidences of indebtedness or assets, or subscription rights or warrants, the Exercise Price to be in effect after such record date shall be determined by multiplying the Exercise Price in effect immediately prior to such record date by a fraction, the numerator of which shall be the Fair Market Value per share of Common Stock on such record date, less the amount of cash so to be distributed or the Fair Market Value (as determined in good faith by, and reflected in a formal resolution of, the board of directors of the Company) of the portion of the assets or evidences of indebtedness so to be distributed, or of such subscription rights or warrants, applicable to one share of Common Stock, and the denominator of which shall be the Fair Market Value per share of Common Stock. Such adjustment shall be made successively whenever, and each time, such a record date is fixed; and in the event that such distribution is not so made, the Exercise Price shall again be adjusted to be the Exercise Price which would then be in effect if such record date had not been fixed.

(c)	Notwithstanding any provision hereof to the contrary, no adjustment in the Exercise Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Exercise Price; provided, however, that any adjustments which by reason of this Section 4(c) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 4 shall be made to the nearest cent or the nearest one-hundredth of a share, as the case may be.

(d)	In the event that at any time, as a result of an adjustment made pursuant to Section 4(a) above, the Holder of this Warrant thereafter exercised shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the shares of Common Stock contained in this Section 4, and the other provisions of this Warrant shall apply on like terms to any such other shares.

(e)	Fundamental Transactions. If, at any time while this Warrant is outstanding, (i) the Company effects any merger or consolidation of the Company with or into another company, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (iii) any tender offer or exchange offer (whether by the Company or another company or person) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, or (iv) the Company effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon exercise of this Warrant, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of Common Stock then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder’s sole discretion and request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a New Warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. Any such successor or surviving entity shall be deemed to be required to comply with the provisions of this Section 4(e) and shall insure that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

(f)	In case any event shall occur as to which the other provisions of this Section 4 are not strictly applicable but the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles hereof, then, in each such case, the Company shall effect such adjustment, on a basis consistent with the essential intent and principles established in this Section 4, as may be necessary to preserve, without dilution, the purchase rights represented by this Warrant.

(g)	Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 4, the Company, at its own sole expense, shall promptly compute such adjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment, including a statement of the adjusted Exercise Price and adjusted number or type of Common Stock or other securities issuable upon exercise of this Warrant (as applicable), describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based. Upon written request, the Company shall promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.

5. Legend. If there is not a current effective registration statement in effect and the exemption provided by Rule 144 under the Securities Act is unavailable when this Warrant is exercised, the stock certificates issued to the Holder shall bear the following legend:

“The securities represented by this certificate have not been registered under the Securities Act of 1933 (the “Securities Act”), and may not be offered for sale or sold except pursuant to (i) an effective registration statement under the Securities Act or (ii) an opinion of counsel to the issuer that an exemption from registration under the Securities Act is available.”

6. Reservation of Common Stock. The Company covenants that it shall at all times reserve and keep available out of the aggregate of its authorized but unissued and otherwise unreserved Common Stock, solely for the purpose of enabling it to issue Common Stock upon exercise of this Warrant as herein provided, the number of shares of Common Stock which are then issuable and deliverable upon the exercise of this entire Warrant, free from preemptive rights or any other contingent purchase rights of persons other than the Holder (taking into account the adjustments and restrictions of Section 4). The Company covenants that all Common Stock so issuable and deliverable shall, upon issuance and the payment of the applicable Exercise Price in accordance with the terms hereof, be duly and validly authorized, issued, fully paid and non-assessable.

7. Charges, Taxes and Expenses. Issuance and delivery of certificates for shares of Common Stock upon exercise of this Warrant shall be made without charge to the Holder for any issue or transfer tax, withholding tax, transfer-agent fee, or other incidental tax or expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the registration of any certificates for Common Stock or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Common Stock upon exercise hereof.

8. Certain Notices to Holder. In the event of (a) any fixing by the Company of a record date with respect to the holders of any class of securities of the Company for the purpose of determining which of such holders are entitled to dividends or other distributions, or any rights to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, (b) any capital reorganization of the Company, or reclassification or recapitalization of the capital stock of the Company, or any transfer of all or substantially all of the assets or business of the Company to, or consolidation or merger of the Company with or into, any other entity or person, or (c) any voluntary or involuntary dissolution or winding up of the Company, then and in each such event the Company shall give the Holder a written notice specifying, as the case may be, (i) the record date for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, consolidation, merger, conveyance, dissolution, liquidation, or winding-up is to take place and the time, if any, is to be fixed, as of which the holders of record of Common Stock (or such capital stock or securities receivable upon the exercise of this Warrant) shall be entitled to exchange their shares of Common Stock (or such other stock securities) for securities or other property deliverable upon such event. Any such notice shall be given at least ten (10) days prior to the earliest date therein specified.

9. No Rights as a Shareholder. This Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company, nor to any other rights whatsoever except the rights herein set forth; provided, however, that the Company shall not close any merger arising out of any merger agreement in which it is not the surviving entity, or sell all or substantially all of its assets, unless the Company shall have first provided the Holder with twenty (20) days’ prior written notice.

10. Additional Covenants of the Company. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company, the Holder, and their respective successors and permitted assigns.

12. Severability. Every provision of this Warrant is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the remainder of this Warrant.

13. Governing Law, Venue, and Submission to Jurisdiction. This Warrant and all actions arising out of or in connection with this Warrant shall be governed by and construed in accordance with the substantive laws of the State of Illinois applicable to contracts made between residents of that state, entered into and to be wholly performed within that state, without regard to the Company’s or the Holder’s actual states of residence or legal domicile if outside that state and without reference to any conflict of laws or similar principles that might otherwise mandate or permit the application of the laws of any other jurisdiction. Any action, suit or proceeding relating to this Warrant shall be brought exclusively in the courts of Illinois sitting in the City of Chicago, Cook County, or in federal District Court for the Northern District of Illinois, and, for all purposes of any such action, suit or proceeding, each of the parties hereby irrevocably (i) submits to the exclusive jurisdiction of such courts, (ii) waives any objection to such choice of venue based on forum non conveniens or any other legal or equitable doctrine, and (iii) waives trial by jury and, in the case of the Company, the right to interpose any set-off or counterclaim, of any nature or description whatsoever, in any such action, suit or proceeding.

14. Attorneys’ Fees. In the event that there is any controversy or claim arising out of or relating to this Warrant, or to the interpretation, breach or enforcement hereof, and any action or proceeding is commenced to enforce the provisions of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses. Should a party take an appeal, the prevailing party shall recover reasonable attorneys’ fees and costs on the appeal, unless the outcome of the appeal is a remand for new trial, in which case the party that ultimately prevails shall recover reasonable attorneys’ fees and costs for all proceedings including any appeal.

15. Entire Agreement. This Warrant (including the Exhibits attached hereto) constitutes the entire understanding between the Company and the Holder with respect to the subject matter hereof, and supersedes all prior negotiations, discussions, agreements and understandings relating to such subject matter.

16. Good Faith. The Company shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Warrant against such impairment.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the Issuance Date.

Mode Mobile, LLC

By:
Its:
Date:

[_______]

Signature:
Address:

Date:

Exhibit A

SUBSCRIPTION FORM

The undersigned, pursuant to the provisions set forth in the attached Warrant (the “Warrant”), hereby notifies the Company that he is exercising the Warrant on the following basis:

Section 1 - Exercise.

I am exercising my right to purchase ________ shares of Common Stock, being all of the shares of Common Stock which I am entitled to purchase under the Warrant; or

I am exercising my right to purchase ________ shares of Common Stock, being a portion of the shares of Common Stock which I am entitled to purchase under the Warrant, and request that the Company deliver to me (or as I shall designate below) a new Warrant representing the right to purchase _______ shares of Common Stock, being the remaining shares of Common Stock which I am entitled to purchase under the Warrant.

Section 2 - Payment.

I am making payment in full for the shares of Common Stock being purchased hereby at an exercise price per share of $_______ as provided for in the Warrant. The total exercise price payable for the shares of Common Stock being purchased hereby is $___________. Such payment takes the form of (check and complete, as applicable):

$__________ in certified or official bank check payable to the order of the Company; or

$__________ by wire transfer of immediately available funds.

I request that a certificate for the shares of Common Stock being purchased hereby be issued in the name of the undersigned and delivered to me at the address stated below. If such shares of Common Stock do not comprise all such shares purchasable pursuant to the Warrant, I request that a new Warrant of like tenor for the balance of the shares purchasable thereunder be delivered to me at such address.

In connection with the issuance of the Common Stock, if the Common Stock may not be immediately publicly sold, I hereby represent to the Company that I am acquiring the Common Stock for my own account for investment and not with a view to, or for resale in connection with, a distribution of the shares within the meaning of the Securities Act of 1933 (the “Securities Act”).

I am______ am not ______ [please initial one] an accredited investor. If the SEC has amended the rule defining “accredited investor”, I acknowledge that as a condition to exercising the Warrant, the Company may request updated information regarding my status as an accredited investor. My exercise of the Warrant shall be in compliance with the applicable exemptions under the Securities Act and applicable state law.

I understand that if at this time the Common Stock has not been registered under the Securities Act, I must hold the Common Stock indefinitely unless the Common Stock is subsequently registered and qualified under the Securities Act or is exempt from such registration and qualification. I shall make no transfer or disposition of the Common Stock unless (a) such transfer or disposition can be made without registration under the Securities Act by reason of a specific exemption from such registration and such qualification or (b) a registration statement has been filed pursuant to the Securities Act and has been declared effective with respect to such disposition. I agree that each certificate representing Common Stock delivered to me shall bear substantially the same legend as set forth on the front page of the Warrant.

I further agree that the Company may place stop-transfer orders with its transfer agent to the same effect as the above legend. The legend and stop-transfer notice referred to above shall be removed only upon my furnishing to the Company an opinion of counsel to the Company to the effect that such legend may be removed.

Date:	Signed:
Print Name:
Address:

Date:	Signed:
Print Name:
Address:

Exhibit B

ASSIGNMENT

For Value Received __________________________ hereby sells, assigns and transfers to _________________________ the Warrant attached hereto and the rights represented thereby to purchase _________ shares of Common Stock in accordance with the terms and conditions thereof, and does hereby irrevocably constitute and appoint ___________________________ as attorney to transfer such Warrant on the books of the Company with full power of substitution.

Dated:
Signed:

ASSIGNEE:
Name:
Address:

SSN/TIN: